SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): January 10, 2000 (December 3, 1999)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that effective December 31, 1999, its president, David L. Osborn, had resigned as president and director. Mr. Osborn will remain as president of the Company's subsidiary, Hudson's Grill International, Inc. ("HGI"), until the earlier of March 31, 2000, or HGI's stock registration became effective. Mr. Osborn will pursue other opportunities outside the Company after he has completed his interim duties as president of HGI. The Company will be managed by its two other directors until a new president can be found.

   The Company also announced that it had signed a non-binding letter of intent to merge the Company without its HGI subsidiary into Overland Beverage Distributing, Inc. The basic terms of the merger include a 1 for 4 reverse stock split prior to the merger, after which Overland will be issued 5,000,000 shares for its outstanding stock.

   The Company also announced that it had settled its case with the landlord of a site formerly leased by the Company in Whittier, California. The Company, a former tenant, and a guarantor, who was also sued, agreed to the settlement. The guarantor agreed to pay $400,000 to settle the suit; the Company has not made any definitive agreement with the guarantor, but an issuance of some stock is anticipated as a result of the negotiation with the guarantor. Definitive agreements reflecting the settlement are currently in process.

     Additionally, the Company has decided to shut down its Hudson's Grill of Richardson, Inc., subsidiary, and put the restaurant up for sale.

    Item 7.  Exhibits.

         1. Press Release dated January 10, 2000, regarding David
L. Osborn's resignation, and the non-binding letter of intent to merge the Company.

    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: January 10, 2000

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s Robert W. Fischer
                               Robert W. Fischer

    f\sec\000103.O01

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